Exhibit 99.2

Vanguard Natural Resources, LLC and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

The Company acquired certain producing and non-producing oil and gas properties and related assets and liabilities from Lewis on July 28, 2008. The following pro forma consolidated balance sheet has been prepared to reflect the acquisition as if it occurred on June 30, 2008. Pro forma statements of operations have not been provided as the use of forward-looking information would be necessary to meaningfully present the effects of the acquisition. This unaudited pro forma balance sheet has been prepared for comparative purposes only and may not reflect what would have occurred if the Company had completed the acquisition at an earlier date.This pro forma balance sheet should be read in conjunction with the audited December 31, 2007 and unaudited June 30, 2008 consolidated financial statements of Vanguard Natural Resources, LLC.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30,

	Vanguard Historical 2007	Pro Forma Adjustments		Vanguard Pro Forma As Adjusted 2007

Assets
Current assets
Cash and cash equivalents	$3,900,503	$—		$3,900,503
Trade accounts receivable, net	10,825,985			10,825,985
Derivative assets	—	1,963,816	(a)	1,963,816
Other currents assets	719,273			719,273
Total current assets	15,445,761	1,963,816		17,409,577

Property and equipment
Furniture and fixtures	109,594			109,594
Machinery and equipment	163,677			163,677
Less: accumulated depreciation	(70,234)			(70,234)
Total property and equipment	203,037	—		203,037

Natural gas and oil properties, net - full cost method	184,705,095	51,365,940	(a)	233,296,185
		(3,595,687)	(a)
		820,837	(a)
Other assets
Derivative assets	702,079	1,631,871	(a)	2,333,950
Deferred financing costs	973,191			973,191
Non-current deposits	45,963			45,963
Other assets	1,061,309			1,061,309
Total assets	$203,136,435	$52,186,777		$255,323,212

Liabilities and members’ equity

Current liabilities
Accounts payable - trade	$947,507	$—		$947,507
Accounts payable - natural gas and oil	1,034,750			1,034,750
Payables to affiliates	4,161,308			4,161,308
Derivative liabilities	27,109,030			27,109,030
Accrued expenses	3,435,907			3,435,907
Total current liabilities	36,688,502	—		36,688,502

Long-term debt	102,500,000	30,005,940	(b)	132,505,940
Derivative liabilities	47,582,633			47,582,633
Asset retirement obligations	1,532,881	820,837	(a)	2,353,718
Total liabilities	188,304,016	30,826,777		219,130,793

Commitments and contingencies

Members’ equity
Members’ capital, 10,795,000 pre-acquisition and 12,145,873 post-aquisition common units issued and outstanding at June 30, 2008	91,303,423	21,360,000	(a)	112,663,423
Class B units, 420,000 issued and outstanding at June 30, 2008	3,804,273			3,804,273
Other comprehensive loss	(80,275,277)			(80,275,277)
Total members’ equity	14,832,419	21,360,000		36,192,419

Total liabilities and members’ equity	$203,136,435	$52,186,777		$255,323,212

See notes to unaudited pro forma consolidated balance sheet

Vanguard Natural Resources, LLC and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)
To record the acquisition of certain producing and non-producing oil and gas properties and related assets and liabilities from Lewis. Total cash consideration of $30.0 million (after consideration of preliminary purchase price adjustments of approximately $2.0 million) and VNR stock consideration of $21.4 million (1,350,873 units at $15.81) plus assumption of natural gas swap and collar derivative contracts for gas production from July 2008 through December 2011 ($3.6 million asset) and asset retirement obligation ($0.8 million liability).

(b)	To record the financing of the cash portion of the acquisition with borrowings from the Company’s reserve-based credit facility.